S&P GLOBAL REVENUE INCREASED 8% IN THE SECOND QUARTER, COMPARED TO EXCEPTIONAL 2Q 2020

Diluted EPS Increased 1% to $3.30; Adjusted Diluted EPS Increased 6% to $3.62

Operating Profit Margin Decreased 210 Basis Points to 54.8%

Adjusted Operating Profit Margin Decreased 40 Basis Points to 58.3%

Company is Not Providing GAAP Guidance and Increases Adjusted Guidance

Momentum for Pending Merger with IHS Markit Continues to Build

New York, NY, July 29, 2021 – S&P Global (NYSE: SPGI) today reported second quarter 2021 results with revenue of $2,106 million, an increase of 8% compared to the same period last year with every segment delivering revenue growth. Net income increased 1% to $798 million. Diluted earnings per share increased 1% to $3.30 primarily due to revenue growth partially offset by increased compensation-related expenses.

Adjusted net income increased 6% to $875 million and adjusted diluted earnings per share increased 6% to $3.62. The largest adjustments in the second quarter of 2021 were for costs related to the pending merger with IHS Markit and deal-related amortization related to previous acquisitions.

"A year ago we reported exceptional second-quarter results as investment-grade companies capitalized on the opportunity to secure liquidity in the bond market and we cut back on spending to deal with incredible uncertainty. It is remarkable that the financial results that we report today surpassed those of a year ago," said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. "While the pandemic is far from over, markets are normalizing, economies are generally reopening, employment is rising, and GDP is recovering. All these factors bode well for S&P Global as we continue to provide our clients with an ever increasing array of ratings, benchmarks, data and analytics."

Merger Update: S&P Global and IHS Markit continue to progress with merger integration planning. In addition, work with global regulators remains underway and we anticipate closing the transaction in the fourth quarter of 2021.

Profit Margin: The Company’s operating profit margin decreased 210 basis points to 54.8% primarily due to a challenging expense comparison to the second quarter of 2020 and increased compensation-related expenses, and costs related to the pending merger with IHS Markit in 2021. Adjusted operating profit margin decreased 40 basis points to 58.3% primarily due to a challenging expense comparison to the second quarter of 2020 and increased compensation-related expenses in 2021.

Return of Capital: During the second quarter, the Company returned $185 million to shareholders in dividends. There were no share repurchases during the quarter due to the pending merger with IHS Markit.

Ratings: Revenue increased 7% to $1,073 million in the second quarter of 2021. Transaction revenue decreased 1% to $615 million with a substantial decline in investment-grade bond issuance mostly offset by an increase in bank loan rating activity, structured finance and high-yield bond issuance. Non-transaction revenue increased 19% to $458 million due to new-entity ratings, fees associated with surveillance, and Rating Evaluation Service activity.

Operating profit increased 5% to $729 million. Operating profit margin decreased 100 basis points to 67.9% compared to the second quarter of 2020 as expense growth outpaced revenue growth. Adjusted operating profit increased 5% to $731 million and adjusted operating profit margin decreased 100 basis points to 68.1%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 16% to $278 million in the second quarter of 2021 with strong growth in asset-linked fees and data & custom subscriptions.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 56% year-over-year. Quarter-ending ETF AUM associated with our indices was $2.4 trillion, a 51% increase from the end of the second quarter of 2020.

Operating profit increased 15% to $196 million. Operating profit margin decreased 70 basis points to 70.7% as expense growth outpaced revenue growth. Adjusted operating profit increased 15% to $198 million. Adjusted operating profit margin decreased 80 basis points to 71.1%. Operating profit attributable to the Company increased 15% to $144 million. Adjusted operating profit attributable to the Company increased 15% to $146 million.

Market Intelligence: Revenue increased 8% to $555 million in the second quarter of 2021 with growth in Credit Risk Solutions, Data Management Solutions, and Desktop. Operating profit increased 13% to $180 million and operating profit margin improved 160 basis points to 32.4% as new product launches began to contribute to revenue. Adjusted operating profit increased 11% to $196 million and adjusted operating profit margin improved 100 basis points to 35.4%.

Platts: Revenue increased 9% to $236 million in the second quarter of 2021 primarily due to growth in the core subscription business. Operating profit increased 8% to $135 million and operating profit margin decreased 30 basis points to 57.0%. Adjusted operating profit increased 8% to $136 million and adjusted operating profit margin decreased 40 basis points to 57.9%.

Corporate Unallocated Expense: This expense increased from $42 million in the prior period to $86 million in the second quarter of 2021 primarily due to $50 million of expenses related to the pending IHS Markit merger. Adjusted Corporate Unallocated expense increased from $30 million in the prior period to $33 million primarily due to increased incentives.

Provision for Income Taxes: The Company’s effective tax rate increased to 25.1% in the second quarter of 2021 compared to 21.7% in the same period last year due to an increase in taxes on foreign operations, certain non-deductible IHS Markit merger costs, and the successful resolution of tax examinations in the prior year. The Company’s adjusted effective tax rate increased to 23.3% in the second quarter of 2021 compared to 21.7% in the same period last year due to an increase in taxes on foreign operations and the successful resolution of tax examinations in the prior year. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of discrete tax adjustments.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the second quarter were $5.2 billion. In the first six months of 2021, cash provided by operating activities was $1,691 million, cash used for investing activities was $33 million, and cash used for financing activities was $526 million. Free cash flow in the first six months of 2021 was $1,548 million, an increase of $41 million from the same period in 2020, primarily due to increased net income. Free cash flow excluding costs associated with the pending merger with IHS Markit was $1,625 million, an increase of $118 million over the same period in 2020.

Outlook: The Company is not providing 2021 GAAP guidance because given the inherent uncertainty around the merger, management cannot reliably predict all of the necessary components of GAAP measures. The Company is providing adjusted guidance on a stand-alone basis that excludes anticipated merger expenses, the potential revenue and expense impact from consolidating IHS Markit following the merger, and amortization of intangibles related to acquisitions. 2021 reported revenue is expected to increase high single-digits. Adjusted diluted EPS guidance has been increased by $0.40 to a new range of $12.95 to $13.15. Guidance for free cash flow excluding certain items has also been increased to a new range of $3.5 billion to $3.6 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5 and 7. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2021 earnings results on a conference call scheduled for today, July 29, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 29, 2021. U.S. participants may call (800) 947-2123; international participants may call +1 (203) 369-3956 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes;
▪the satisfaction of the conditions precedent to consummation of the Merger, including the ability to secure regulatory approvals on the terms expected at all or in a timely manner;
▪the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;

▪uncertainty relating to the impact of the Merger on the businesses of the Company and IHS Markit, including potential adverse reactions or changes to the market price of the Company’s common stock and IHS Markit shares resulting from the announcement or completion of the Merger and changes to existing business relationships during the pendency of the acquisition that could affect the Company’s and/or IHS Markit’s financial performance;
▪risks relating to the value of the Company’s stock to be issued in the Merger, significant transaction costs and/or unknown liabilities;
▪the ability of the Company to successfully integrate IHS Markit’s operations and retain and hire key personnel of both companies;
▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the Merger and realize expected synergies;
▪business disruption following the Merger;
▪the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
▪the Company’s and IHS Markit’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, S&P Global Market Intelligence and the products those business divisions offer including our ESG products, and the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;

▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize and retain key employees, especially in today’s competitive business environment;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It
In connection with the proposed transaction, S&P Global and IHS Markit have filed and will file relevant materials with the SEC. On January 8, 2021, S&P Global filed with the SEC a registration statement on Form S-4, as amended (No. 333-251999), to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement, which was declared effective by the SEC on January 22, 2021, includes a definitive joint proxy statement/prospectus of S&P Global and IHS Markit. The definitive joint proxy statement/prospectus was mailed to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN

IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical economic, market, and business factors. We've been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Ola Fadahunsi
Senior Director, Communications
(212) 438-2296 (office)
ola.fadahunsi@spglobal.com

Christopher Krantz
Senior Director, Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2021 and 2020
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change

Revenue	$2,106	$1,943	8%	$4,122	$3,729	11%
Expenses	952	839	13%	1,890	1,720	10%
Gain on dispositions	—	(1)	N/M	(2)	(8)	(76)%
Operating profit	1,154	1,105	4%	2,234	2,017	11%
Other income, net	(22)	(10)	N/M	(29)	(9)	N/M
Interest expense, net	32	40	(20)%	63	74	(14)%
Income before taxes on income	1,144	1,075	6%	2,200	1,952	13%
Provision for taxes on income	287	233	23%	534	421	27%
Net income	857	842	2%	1,666	1,531	9%
Less: net income attributable to noncontrolling interests	(59)	(50)	(20)%	(113)	(100)	(14)%
Net income attributable to S&P Global Inc.	$798	$792	1%	$1,553	$1,431	9%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.31	$3.29	1%	$6.45	$5.92	9%
Diluted	$3.30	$3.28	1%	$6.42	$5.90	9%

Weighted-average number of common shares outstanding:
Basic	240.8	240.9		240.7	241.5
Diluted	241.8	241.9		241.7	242.6

Actual shares outstanding at period end				241.0	241.0

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
June 30, 2021 and December 31, 2020
(dollars in millions)

(unaudited)	June 30,	December 31,
	2021	2020

Assets:
Cash, cash equivalents, and restricted cash	$5,221	$4,122
Other current assets	1,711	1,866
Total current assets	6,932	5,988
Property and equipment, net	268	284
Right of use assets	446	494
Goodwill and other intangible assets, net	5,030	5,087
Other non-current assets	722	684
Total assets	$13,398	$12,537

Liabilities and Equity:
Unearned revenue	2,099	2,168
Other current liabilities	1,216	1,419
Long-term debt	4,112	4,110
Lease liabilities — non-current	496	544
Pension, other postretirement benefits and other non-current liabilities	1,039	944
Total liabilities	8,962	9,185
Redeemable noncontrolling interest	3,105	2,781
Total equity	1,331	571
Total liabilities and equity	$13,398	$12,537

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2021 and 2020
(dollars in millions)

(unaudited)	2021	2020

Operating Activities:
Net income	$1,666	$1,531
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	42	39
Amortization of intangibles	53	61
Deferred income taxes	(47)	3
Stock-based compensation	50	22
Gain on dispositions	(2)	(8)
Other	35	43
Net changes in other operating assets and liabilities	(106)	(74)
Cash provided by operating activities	1,691	1,617

Investing Activities:
Capital expenditures	(25)	(18)
Acquisitions, net of cash acquired	(10)	(185)
Proceeds from dispositions	2	2
Changes in short-term investments	—	15
Cash used for investing activities	(33)	(186)

Financing Activities:
Dividends paid to shareholders	(371)	(323)
Distributions to noncontrolling interest holders, net	(118)	(92)
Repurchase of treasury shares	—	(1,153)
Exercise of stock options and employee withholding tax on share-based payments	(37)	(42)
Cash used for financing activities	(526)	(1,610)
Effect of exchange rate changes on cash	(33)	(23)
Net change in cash, cash equivalents, and restricted cash	1,099	(202)
Cash, cash equivalents, and restricted cash at beginning of period	4,122	2,886
Cash, cash equivalents, and restricted cash at end of period	$5,221	$2,684

Exhibit 4

S&P Global
Operating Results by Segment
Three and six months ended June 30, 2021 and 2020
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2021	2020	% Change	2021	2020	% Change

Ratings	$1,073	$1,006	7%	$2,090	$1,831	14%
Market Intelligence	555	516	8%	1,094	1,034	6%
Platts	236	217	9%	461	433	7%
Indices	278	240	16%	548	499	10%
Intersegment Elimination	(36)	(36)	(2)%	(71)	(68)	(5)%
Total revenue	$2,106	$1,943	8%	$4,122	$3,729	11%

	Expenses			Expenses
	2021	2020	% Change	2021	2020	% Change

Ratings (a)	$344	$313	10%	$680	$618	10%
Market Intelligence (b)	375	357	5%	747	728	3%
Platts (c)	101	93	9%	198	197	1%
Indices (d)	82	69	19%	161	146	10%
Corporate Unallocated expense (e)	86	42	N/M	173	91	90%
Intersegment Elimination	(36)	(36)	(2)%	(71)	(68)	(5)%
Total expenses	$952	$838	14%	$1,888	$1,712	10%

	Operating Profit			Operating Profit

	2021	2020	% Change	2021	2020	% Change
Ratings (a)	$729	$693	5%	$1,410	$1,213	16%
Market Intelligence (b)	180	159	13%	347	306	13%
Platts (c)	135	124	8%	263	236	12%
Indices (d)	196	171	15%	387	353	10%
Total reportable segments	1,240	1,147	8%	2,407	2,108	14%
Corporate Unallocated expense (e)	(86)	(42)	N/M	(173)	(91)	(90)%
Total operating profit	$1,154	$1,105	4%	$2,234	$2,017	11%

N/M - not meaningful
(a)     Amortization of intangibles from acquisitions of $2 million and $7 million is included for the three and six months ended June 30, 2021, respectively, and $2 million for the three and six months ended June 30, 2020.
(b)     The six months ended June 30, 2021 includes a gain on disposition of $2 million. The three and six months ended June 30, 2020 includes a gain on disposition of $1 million and $8 million, respectively, and the six months ended June 30, 2020 includes employee severance charges of $2 million. Additionally, amortization of intangibles from acquisitions of $16 million and $20 million is included for the three months ended June 30, 2021 and 2020, respectively, and $33 million and $39 million for the six months ended June 30, 2021 and 2020.
(c)    Amortization of intangibles from acquisitions of $2 million is included for the three months ended June 30, 2021 and 2020, and $4 million for the six months ended June 30, 2021 and 2020.
(d)    Amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2021 and 2020, and $3 million for the six months ended June 30, 2021 and 2020.
(e)    The three and six months ended June 30, 2021 includes $50 million and $99 million, respectively, of IHS Markit merger costs and a lease impairment of $3 million. The six months ended June 30, 2021 includes Kensho retention related expense of $2 million. The three and six months ended June 30, 2020 includes employee severance charges of $3 million and $10 million, respectively, and Kensho retention related expense of $2 million and $7 million, respectively. Additionally, amortization of intangibles from acquisitions of $7 million is included for the six months ended June 30, 2021 and $7 million and $13 million is included for the three and six months ended June 30, 2020.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2021 and 2020
(dollars in millions, except per share amounts)
Adjusted Expenses

		Three Months			Six Months
(unaudited)		2021	2020	% Change	2021	2020	% Change

Ratings	Expenses	$344	$313	10%	$680	$618	10%
	Deal-related amortization	(2)	(2)		(7)	(2)
	Adjusted expenses	$342	$311	10%	$673	$615	9%

Market Intelligence	Expenses	$375	$357	5%	$747	$728	3%
	Non-GAAP Adjustments (a)	—	1		2	7
	Deal-related amortization	(16)	(20)		(33)	(39)
	Adjusted expenses	$358	$339	6%	$717	$697	3%

Platts	Expenses	$101	$93	9%	$198	$197	1%
	Deal-related amortization	(2)	(2)		(4)	(4)
	Adjusted expenses	$99	$91	10%	$194	$192	1%

Indices	Expenses	$82	$69	19%	$161	$146	10%
	Deal-related amortization	(1)	(1)		(3)	(3)
	Adjusted expenses	$80	$67	19%	$158	$143	10%

Total segments	Expenses	$866	$796	9%	$1,714	$1,621	6%
	Non-GAAP Adjustments (a)	—	1		2	7
	Deal-related amortization	(22)	(26)		(46)	(48)
	Adjusted expenses	$844	$772	9%	$1,670	$1,580	6%

Corporate Unallocated expense	Corporate Unallocated expense	$86	$42	N/M	$173	$91	90%
	Non-GAAP adjustments (b)	(53)	(5)		(104)	(17)
	Deal-related amortization	—	(7)		(7)	(13)
	Adjusted expenses	$33	$30	11%	$62	$60	2%

Total SPGI	Expenses	$952	$838	14%	$1,888	$1,712	10%
	Non-GAAP adjustments (a) (b)	(53)	(4)		(102)	(11)
	Deal-related amortization	(22)	(32)		(53)	(61)
	Adjusted expenses	$877	$802	9%	$1,732	$1,640	6%

Exhibit 5
Adjusted Operating Profit

		Three Months			Six Months
(unaudited)		2021	2020	% Change	2021	2020	% Change

Ratings	Operating profit	$729	$693	5%	$1,410	$1,213	16%
	Deal-related amortization	2	2		7	2
	Adjusted operating profit	$731	$695	5%	$1,417	$1,216	17%

Market Intelligence	Operating profit	$180	$159	13%	$347	$306	13%
	Non-GAAP Adjustments (a)	—	(1)		(2)	(7)
	Deal-related amortization	16	20		33	39
	Adjusted operating profit	$196	$177	11%	$377	$338	12%

Platts	Operating profit	$135	$124	8%	$263	$236	12%
	Deal-related amortization	2	2		4	4
	Adjusted operating profit	$136	$127	8%	$268	$241	11%

Indices	Operating profit	$196	$171	15%	$387	$353	10%
	Deal-related amortization	1	1		3	3
	Adjusted operating profit	$198	$172	15%	$390	$355	10%

Total segments	Operating profit	$1,240	$1,147	8%	$2,407	$2,108	14%
	Non-GAAP Adjustments (a)	—	(1)		(2)	(7)
	Deal-related amortization	22	26		46	48
	Adjusted segment operating profit	$1,262	$1,171	8%	$2,452	$2,149	14%

Corporate Unallocated expense	Corporate Unallocated expense	$(86)	$(42)	N/M	$(173)	$(91)	90%
	Non-GAAP adjustments (b)	53	5		104	17
	Deal-related amortization	—	7		7	13
	Adjusted Corporate Unallocated expense	$(33)	$(30)	11%	$(62)	$(60)	2%

Total SPGI	Operating profit	$1,154	$1,105	4%	$2,234	$2,017	11%
	Non-GAAP adjustments (a) (b)	53	4		102	11
	Deal-related amortization	22	32		53	61
	Adjusted operating profit	$1,228	$1,141	8%	$2,390	$2,089	14%

Adjusted Other Income, Net

	Three Months			Six Months
(unaudited)	2021	2020	% Change	2021	2020	% Change

Other income, net	$(22)	$(10)	N/M	$(29)	$(9)	N/M
Non-GAAP adjustments (c)	—	(3)		—	(3)
Adjusted other income, net	$(22)	$(13)	(75)%	$(29)	$(12)	N/M

Exhibit 5
Adjusted Provision for Income Taxes

	Three Months			Six Months
(unaudited)	2021	2020	% Change	2021	2020	% Change

Provision for income taxes	$287	$233	23%	$534	$421	27%
Non-GAAP adjustments (a) (b) (c) (d)	(8)	1		2	4
Deal-related amortization	5	7		11	14
Adjusted provision for income taxes	$284	$242	18%	$548	$440	24%

Adjusted Effective Tax Rate

	Three Months			Six Months
(unaudited)	2021	2020	% Change	2021	2020	% Change

Adjusted operating profit	$1,228	$1,141	8%	$2,390	$2,089	14%
Adjusted other income, net	(22)	(13)		(29)	(12)
Interest expense, net	32	40		63	74
Adjusted income before taxes on income	$1,219	$1,114	9%	$2,356	$2,027	16%
Adjusted provision for income taxes	$284	$242		$548	$440
Adjusted effective tax rate [1]	23.3%	21.7%		23.3%	21.7%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

	2021		2020		% Change
(unaudited)	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$798	$3.30	$792	$3.28	1%	1%
Non-GAAP adjustments (a) (b) (c) (d)	60	0.25	5	0.02
Deal-related amortization	17	0.07	25	0.10
Adjusted	$875	$3.62	$822	$3.40	6%	6%

	Six Months
As Reported	$1,553	$6.42	$1,431	$5.90	9%	9%
Non-GAAP adjustments (a) (b) (c) (d)	100	0.42	9	0.04
Deal-Related Amortization	41	0.17	47	0.19
Adjusted	$1,694	$7.01	$1,487	$6.13	14%	14%

Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 68%, 35%, 58% and 71% for the three months ended June 30, 2021. Adjusted operating profit margin for the Company was 58% for the three months ended June 30, 2021. Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 68%, 34%, 58% and 71% for the six months ended June 30, 2021. Adjusted operating profit margin for the Company was 58% for the six months ended June 30, 2021. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The six months ended June 30, 2021 includes a gain on disposition of $2 million ($2 million after-tax). The three and six months ended June 30, 2020 includes a gain on disposition of $1 million ($1 million after-tax) and $8 million ($8 million after-tax), respectively, and the six months ended June 30, 2020 includes employee severance charges of $2 million ($2 million after-tax).

Exhibit 5
(b)    The three and six months ended June 30, 2021 includes $50 million ($53 million after-tax) and $99 million ($93 million after-tax), respectively, of IHS Markit merger costs and a lease impairment of $3 million ($2 million after-tax). The six months ended June 30, 2021 includes Kensho retention related expense of $2 million ($2 million after-tax). The three and six months ended June 30, 2020 includes employee severance charges of $3 million ($2 million after-tax) and $10 million ($8 million after-tax), respectively, and Kensho retention related expense of $2 million ($2 million after-tax) and $7 million ($5 million after-tax), respectively.
(c)    The three and six months ended June 30, 2020 includes a pension related charge of $3 million ($2 million after-tax).
(d) The three and six months ended June 30, 2021 includes $5 million of tax expense associated with the re-valuation of deferred tax liabilities related to a UK income tax rate change.

Exhibit 6
S&P Global
Revenue Information
Three and six months ended June 30, 2021 and 2020
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
	Three Months
Non-Subscription / Transaction (a)	$615	$622	(1)%	$15	$13	13%	$3	$1	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	458	384	19%	—	—	N/M	—	—	N/M	—	—	N/M	(36)	(36)	(2)%
Subscription (c)	—	—	N/M	540	503	7%	217	201	8%	48	43	11%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	—	N/M	—	—	N/M	195	153	28%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	16	15	4%	35	44	(20)%	—	—	N/M
Total revenue	$1,073	$1,006	7%	$555	$516	8%	$236	$217	9%	$278	$240	16%	$(36)	$(36)	(2)%

	Six Months
Non-Subscription / Transaction (a)	$1,197	$1,052	14%	$27	$26	1%	$4	$3	43%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	893	779	15%	—	—	N/M	—	—	N/M	—	—	N/M	(71)	(68)	(5)%
Subscription (c)	—	—	N/M	1,067	1,007	6%	425	398	7%	94	89	6%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	1	(80)%	—	—	N/M	378	312	21%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	32	32	—%	76	98	(22)%	—	—	N/M
Total revenue	$2,090	$1,831	14%	$1,094	$1,034	6%	$461	$433	7%	$548	$499	10%	$(71)	$(68)	(5)%

N/M - not meaningful

Note - In the first quarter of 2021, we reevaluated our transaction and non-transaction presentation for Ratings which resulted in a reclassification from transaction revenue to non-transaction revenue of $2 million and $4 million for the three and six months ended June 30, 2020, respectively.
(a)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(b)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $34 million and $67 million for the three and six months ended June 30, 2021, respectively, and $31 million and $63 million for the three and six months ended June 30, 2020, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c)    Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 6
Revenue by Geographic Area

(unaudited)	U.S.			International
	2021	2020	% Change	2021	2020	% Change
	Three Months
Ratings	$624	$618	1%	$449	$388	16%
Market Intelligence	351	331	6%	204	185	10%
Platts	75	71	6%	161	146	10%
Indices	232	199	16%	46	41	16%
Intersegment elimination	(20)	(19)	2%	(16)	(17)	2%
Total revenue	$1,262	$1,200	5%	$844	$743	14%

	Six Months
Ratings	$1,236	$1,112	11%	$854	$719	19%
Market Intelligence	697	669	4%	397	365	9%
Platts	147	142	4%	314	291	8%
Indices	458	422	9%	90	77	17%
Intersegment elimination	(38)	(37)	4%	(33)	(31)	6%
Total revenue	$2,500	$2,308	8%	$1,622	$1,421	14%

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2021 and 2020
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2021	2020
Cash provided by operating activities	$1,691	$1,617
Capital expenditures	(25)	(18)
Distributions to noncontrolling interest holders, net	(118)	(92)
Free cash flow	$1,548	$1,507
IHS Markit merger costs	77	—
Free cash flow excluding certain items	$1,625	$1,507

S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Total revenue	$2,106	$1,943	8%	$4,122	$3,729	11%
Ratings acquisitions	—	—		(8)	(2)
Market Intelligence divestitures	—	(2)		—	(5)
Total adjusted revenue	$2,106	$1,941	8%	$4,114	$3,722	11%

Organic revenue constant currency basis	$2,079	$1,941	7%	$4,068	$3,722	9%

Ratings Organic Revenue

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Ratings revenue	$1,073	$1,006	7%	$2,090	$1,831	14%
Acquisitions	—	—		(8)	(2)
Adjusted Ratings revenue	$1,073	$1,006	7%	$2,082	$1,829	14%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Market Intelligence revenue	$555	$516	8%	$1,094	$1,034	6%
Divestitures	—	(2)		—	(5)
Adjusted Market Intelligence revenue	$555	$514	8%	$1,094	$1,029	6%

Platts Organic Revenue

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Platts revenue	$236	$217	9%	$461	$433	7%
Acquisitions and divestitures	—	—		—	—
Adjusted Platts revenue	$236	$217	9%	$461	$433	7%

Exhibit 7
Indices Organic Revenue

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Indices revenue	$278	$240	16%	$548	$499	10%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$278	$240	16%	$548	$499	10%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2021	2020	% Change	2021	2020	% Change
Adjusted operating profit	$198	$172	15%	$390	$355	10%
Less: income attributable to NCI	52	46		103	94
Adjusted Indices Net Operating Profit	$146	$126	15%	$287	$261	10%